Exhibit (a)(1)(H)

FORM OF CONFIRMATION LETTER TO ELIGIBLE EMPLOYEES

PARTICIPATING IN THE EXCHANGE OFFER

Date:

To:

From:	Sunesis Pharmaceuticals, Inc.

Re:	Confirmation of Acceptance of Election Form

Thank you for your submission of the Election Form. We confirm with this letter that we have accepted your Election Form. Subject to the other terms and conditions of the Exchange Offer, your Eligible Options will be cancelled and New Options will be granted to you. Shortly, we will be sending you a grant notice and award agreement for your New Options that contain the terms of the New Options (the “New Option Agreement”) as described in the Offer to Exchange Eligible Options for New Options dated June 9, 2017 (the “Exchange Offer”). The New Option Agreement will be delivered electronically.

In the meanwhile, if you have any questions, please send an email to ejhun@sunesis.com or call Esther Jhun at (650) 266-3757.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Exchange Offer.

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